Exhibit 4.5

THE SECURITIES REPRESENTED BY THIS STOCK PURCHASE WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR LAWS UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT AND AN EXEMPTION UNDER APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	Convio, Inc.
Number of Shares:	18,087
Class of Stock:	Series D Convertible Preferred Stock
Initial Exercise Price:	$1.65864 per share
Issue Date:	December 27, 2005
Expiration Date:	December 27, 2012

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, BRIDGE BANK N.A. (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of Series D Convertible Preferred Stock (the “Series D Preferred”) of Convio, Inc. (the “Company”) at the initial exercise price per Share of $1.65864 (the “Warrant Price”) as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1          Method of Exercise.  Subject to Section 4.1, Holder shall exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2          Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3          Fair Market Value.  If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4          Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5          Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1          Stock Dividends, Splits, Etc.  In the event of any proportional adjustment by stock dividend, split or otherwise of the number of outstanding shares of Series D Preferred, the number of Shares and the Warrant Price shall be similarly proportionally adjusted so that the Holder shall receive upon exercise, the total number of Shares to which Holder would have been entitled had Holder owned the Shares of record as of the date the adjustment occurred.

2.2          Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder only shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”).  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3          Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4          Adjustments for Diluting Issuances.  In the event of the issuance by the Company of Additional Shares of Common (as defined in the Certificate of Incorporation) after the Issue Date at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with Article IV.B.3(e) of the Certificate of Incorporation.

2.5          No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6          Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7          Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1          Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this warrant is not greater than the fair market value of the Shares as of the date of this warrant.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)           The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.  [NOTE: Company provide updated cap table including recent exercises of options.]

3.2          Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its Series D Preferred, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Series D Preferred any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Series D Preferred; (d) to sell substantially all of the Company’s assets or merge or consolidate with another Company as a result of which the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving corporation (a “Change of Control”); or (e) liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c), (d) or (e) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3          Registration Under Securities Act of 1933, as amended.  The Company agrees that, following execution of this warrant, the shares of common stock issuable upon conversion of the Shares shall be “Registrable Securities,” and Holder shall be deemed a “Holder” under that certain Third Amended and Restated Investors’ Rights Agreement among the Company and other persons dated as of July 2, 2004.

ARTICLE 4

MISCELLANEOUS

4.1          Term: Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the earlier of (i) the Expiration Date set forth above; (ii) one (1) year after the Company completes its initial public offering or (iii) a Change of Control.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2          Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

4.3          Assignment; Compliance with Securities Laws on Transfer.  This Warrant may be assigned or transferred only with the prior written approval of the Company.  This Warrant shall be binding upon any successors or assigns of the Company.  Any assignment not in compliance with this Section 4.3 shall be null and void.  In no event may this warrant or the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

4.4          Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Bridge Bank N.A.

525 University Ave.

Palo Alto, CA  94301

Attn:  Dan Pistone

4.5          Amendments.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.6          Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.7          Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

CONVIO, INC.

By:	/s/ JR Offerdahl
Name:	JR Offerdahl
Title:	CFO

APPENDIX 1

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase                              shares of the                              stock of CONVIO, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

2.             The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant.  This conversion is exercised with respect to                              of the shares covered by the warrant.

[Strike paragraph that does not apply.]

3.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Bridge Bank N.A.

4.             The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

BRIDGE BANK N.A. or Registered Assignee

(Signature)

(Date)